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                                                                Exhibit No. 99.1

                      Media                    Analysts
                      Sandra J. McLaughlin     Donald J. MacLeod
                      (412)234-4003            (412)234-5601

FOR IMMEDIATE RELEASE


                              MELLON NOT FOR SALE

PITTSBURGH, April 22, 1998--Mellon Bank Corporation Chairman, President and Chief Executive Officer Frank V. Cahouet today made the following statement:

     "We are not in negotiations with Bank of New York or anyone else. We are not interested in pursuing a transaction--we are not for sale. Our strategy has been working, and continues to work, exceptionally well in building shareholder value. In fact, our shareholders have been rewarded in the decade of the 1990s with a total return in excess of ten-fold. We will continue to build on that strategy in fee-based, high-growth businesses.

     "As a result of our discussions with Bank of New York last year, we are firmly convinced that any combination of the two organizations would be contrary to the best interests of our shareholders, employees, customers and--in particular--the communities we serve."

     A broad-based financial services company with a bank at its core, Mellon Bank Corporation ranks among the nation's largest bank holding companies in market capitalization. With more than $300 billion of assets under management and $1.5 trillion of assets under administration, Mellon provides a full range of banking, investment and trust products and services to individuals and small, midsize and large businesses and institutions. Its mutual fund companies, The Dreyfus Corporation and Founders Asset Management, places Mellon as the leading bank manager of mutual funds. Headquartered in Pittsburgh, Mellon's principal subsidiary is Mellon Bank, N.A.

     Press releases and other information about Mellon Bank Corporation and its products and services are available at www.mellon.com on the Internet. For Mellon press releases by fax, call 1 800 758-5804, identification number 552187.


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